Exhibit 99.1

Repros Therapeutics Inc. to Commence Trading on the NASDAQ Global Market

THE WOODLANDS, Texas--(BUSINESS WIRE)--Aug. 17, 2006--Repros Therapeutics Inc. (Nasdaq:RPRX) (PCX:RPRX) today announced that it will commence trading on the NASDAQ Global Market beginning at the open of trading on Monday, August 21, 2006. Repros' shares will continue to be traded under the ticker RPRX on the NASDAQ Global Market.

"We are very pleased that our common shares were accepted for trading on the NASDAQ Global Market. This reflects our ongoing commitment to increase Repros' value and visibility," said Joseph Podolski, President and Chief Executive Officer of Repros. "We believe that our transition to this new market from the NASDAQ Capital Market (formerly known as the NASDAQ SmallCap Market) is the right move to further increase the attractiveness of Repros shares to potential new investors."

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company's lead compound is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal, the Company's other program in late clinical development is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website through its web address, http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros' ability to meet the continued listing requirements for the NASDAQ Global Market and such other risks which are identified in Repros' (formerly Zonagen's) Annual Report on Form 10-K for the year ended December 31, 2005 and as they may be updated by the Company's Exchange Act filings from time to time. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447